UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 26, 2024

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2024, Shake Shack Inc. and SSE Holdings, LLC (collectively, the “Company”) and Randall Garutti, the Company’s Chief Executive Officer, entered into a Transition and Advisory Agreement (the “Transition and Advisory Agreement”). As previously disclosed, Mr. Garutti has informed the Company’s Board of Directors that he will retire from the Company in 2024 as its Chief Executive Officer and as an executive Board member upon the selection of his successor, but that he will serve as an advisor following this time through the end of 2024 to ensure a proper transition.

The terms of the Transition and Advisory Agreement supplement and, where noted, modify, the Amended and Restated Employment, entered into on October 23, 2018, between Mr. Garutti and the Company (the “Employment Agreement”).

Pursuant to the Transition and Advisory Agreement, Mr. Garutti has agreed to serve as the Company’s Chief Executive Officer and as an executive Board member until the earlier of the commencement of his successor’s employment or May 24, 2024 (the “Resignation Date”). Mr. Garutti has also agreed in good faith not to resign without Good Reason (as defined in the Employment Agreement) prior to the Resignation Date. Through this time period, Mr. Garutti shall continue to receive all the rights and benefits set forth in Section 3 of the Employment Agreement, except that Mr. Garutti shall not be eligible for an Annual Equity Award for 2024, and notwithstanding anything in the Employment Agreement, Mr. Garutti shall receive a partial bonus for the first half of 2024 in an amount equal to the product of (A) the actual bonus that he would otherwise have been entitled to receive absent his termination of employment on the Resignation Date and (B) the ratio of (x) the number of days elapsed during the first half of 2024 through the Resignaton Date to (y) the number of days elapsed during the first half of 2024. In addition, if the Resignation Date occurs after March 16, 2024, as consideration for Mr. Garutti’s continued employment services from and after March 17, 2024, the Company agrees to accelerate the vesting of the Restricted Units awarded to Mr. Garutti pursuant to the Company’s Incentive Award Plan, as amended, that would have vested if Mr. Garutti was still employed by the Company through March 31, 2025 (the “Eligible RSUs”).

From and after the Resignation Date and, unless the parties agree otherwise, through May 24, 2024 (the “Special Advisory Period”), Mr. Garutti shall become a “Special Advisor”. In such position, Mr. Garutti will make himself reasonably available to his successor, the Board, and the Company’s management team as necessary to provide transition services reasonably requested by the incoming Chief Executive Officer and the Board to facilitate a smooth transition of job responsibilities to his successor. If the Special Advisory Period begins on March 17, 2024, as full payment for Mr. Garutti’s services after the Resignation Date and during the Special Advisory Period, the Company agrees to accelerate the Eligible RSUs. Notwithstanding the foregoing, if the Resignation Date occurs on March 16, 2024, the Board may determine, in its discretion, whether or not to engage Mr. Garutti as a Special Advisor.

Following the Special Advisory Period (or, if none, following the Resignation Date) and through the end of 2024, Mr. Garutti shall make himself available as an “Advisor” to his successor and the Chairman of the Board in the same capacity that members of the Board currently serve the Chief Executive Officer. As full payment for Mr. Garutti’s services as an Advisor, the Company shall pay Mr. Garutti a monthly fee (pro-rated), which is equivalent to the monthly fee payable to the Company’s directors.

As previously disclosed, Mr. Garutti’s decision to resign is not the result of any dispute or disagreement with the Company or its Board.

A copy of the Transition and Advisory Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The summary of the Transition and Advisory Agreement is qualified in its entirety by the Transition and Advisory Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description

Exhibit 10.1	Transition and Advisory Agreement, dated January 26, 2024, by and among Randall Garutti, Shake Shack Inc. and SSE Holdings, LLC

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

Dated: January 26, 2024	By:	/s/ Ronald Palmese, Jr.
Ronald Palmese, Jr.
Chief Legal Officer